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EXHIBIT C

                   MANAGEMENT RIGHTS AND STANDSTILL AGREEMENT

     This Management Rights and Standstill Agreement (this "Agreement") is made and entered into as of August 22, 2002 by and among URS Corporation, a Delaware corporation (the "Company"); Carlyle-EG&G, L.L.C., a Delaware limited liability company ("Carlyle-EG&G"), EG&G Technical Services Holdings, L.L.C., a Delaware limited liability company (the "Holder Representative") and TC Group, L.L.C. ("Carlyle"). Each of Carlyle-EG&G, the Holder Representative and Carlyle shall also be referred to herein as a "Carlyle Entity" and collectively, the "Carlyle Entities".

                                    Recitals

     Whereas, the Company, the Holder Representative, Carlyle-EG&G Holdings Corp., a Delaware corporation, and Lear Siegler Services, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger, dated as of July 16, 2002, (the "Merger Agreement");

     Whereas, in order to induce the parties to consummate the transactions contemplated by the Merger Agreement, the parties have agreed to enter into this Agreement; and

     Whereas, the execution and delivery of this Agreement is a condition to the parties obligations under to the Merger Agreement.

     Now, Therefore, in consideration of the premises and of the respective covenants and agreements contained herein, the Company and each of the Carlyle Entities agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

          (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b)  "Board" means the Board of Directors of the Company;

          (c) "Closing Date" shall mean the Closing Date as defined in the Merger Agreement;

          (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (e) "Representative" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and other representatives; and

                                       1.


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          (f)  "Voting Securities" shall mean securities of the Company with the power to vote with respect to the election of directors generally, measured with respect to voting power and not with respect to numbers of shares.

     2.   Management Rights.

          (a) Management Rights. From and after the Closing Date and for so long as the Carlyle Entities and their Affiliates collectively own or control at least 10% of the Voting Securities (assuming conversion of all outstanding shares of Series D Senior Convertible Participating Preferred Stock and Series E Senior Cumulative Convertible Participating Preferred Stock into the Company's Common Stock), the Carlyle Entities, or their permitted assigns, shall have the following contractual management rights. Such rights shall be in addition to, and nothing in this Agreement shall be deemed to limit, any other rights that any Carlyle Entity may hold as a stockholder of the Company or otherwise:

               (i) To consult with and advise management of the Company regarding operating and financial matters and significant business issues, including without limitation management's proposed annual operating plans. Upon request, management of the Company shall meet with authorized representatives of the Carlyle Entities, or their permitted assigns, at a mutually agreeable time and place within 45 days after the end of each fiscal year for an annual progress consultation.

               (ii) To examine the books and records of the Company, inspect its facilities, and receive other information at reasonable times and intervals concerning the general status of the Company's financial condition and operations.

          (b)  Board of Directors.

               (i) At all times on and after the first business day following the Closing Date, for so long as the Carlyle Entities and their Affiliates collectively own or control at least 10% of the Voting Securities (assuming conversion of all outstanding shares of Series D Senior Convertible Participating Preferred Stock and Series E Senior Cumulative Convertible Participating Preferred Stock into the Company's Common Stock), and until Joseph
E. Lipscomb no longer wishes to serve as a director, the Company shall take all such actions as may be necessary or appropriate to (A) cause Joseph E. Lipscomb to be nominated for election or re-election and elected or re-elected as a member of the Board and to be maintained in such position at all times (including, without limitation, nominating such person for election as a member of the Board, causing the Board to recommend to the stockholders of the Company that such person be elected as a member of the Board and soliciting proxies and voting such proxies in favor of the election of such person to the Board).

               (ii) In the event that a vacancy is created on the Board at any time by the death, disability, retirement or resignation of Joseph E. Lipscomb, the Company and the Carlyle Entities will take such actions as will result in the election or appointment of a new director designated by the Carlyle Entities (including, without limitation, nominating such person for election as a member of the Board, causing the Board to recommend to the stockholders of the Company that such person be elected as a member of the Board and soliciting proxies and

                                       2.

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voting such proxies in favor of the election of such person to the Board);
provided that such designee is reasonably acceptable to the Company.

          (c) Observer Rights. The Company shall, for so long as the Carlyle Entities and their Affiliates collectively own or control at least 10% of the Voting Securities (assuming conversion of all outstanding shares of Series D Senior Convertible Participating Preferred Stock and Series E Senior Cumulative Convertible Participating Preferred Stock into the Company's Common Stock), permit an individual designated by the Carlyle Entities and acceptable to the Company to attend and observe meetings of the Board, and such designee shall have the right to receive all written information provided by the Company to the Board (but only if specifically requested by such designee). Such designee shall have no right to vote on any matter presented to the Board, but otherwise shall have all rights of a director, including: (i) the right to examine books and records of the Company; (ii) the right to review and participate in all discussions of the Board including, without limitation, capital or equity programs; (iii) the right to receive, upon request, any information relating to the Company and its subsidiaries, and to any Affiliates thereof; and (iv) the right to meet on a regular basis with the management personnel of the Company and its subsidiaries, or any Affiliates thereof; provided that any such designee shall agree to be bound by all policies relating to confidentiality and material non-public information which are applicable to the directors and senior executive officers of the Company.

          (d) Information Rights. The Company shall provide to the Carlyle Entities, upon written request, such financial and other information concerning the Company and its subsidiaries as may from time to time be reasonably requested by the Carlyle Entities in order to comply with applicable venture capital operating company regulations.

     3. Standstill Provisions. Each Carlyle Entity agrees that, during the term of this Agreement, without the Company's prior written consent, no Carlyle Entity and no investment partnership in which Carlyle or one of its wholly owned subsidiaries is a general partner will, in any manner, directly or indirectly:

          (a) acquire, publicly announce an intention to acquire, publicly offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any Voting Securities, or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities if as a result of such acquisition, the Carlyle Entities and their Affiliates would beneficially own or have the right to acquire Voting Securities representing more than 30% of the issued and outstanding Voting Securities; provided, however, that this Section 3(a) shall not restrict any Carlyle Entity from acquiring the Voting Securities initially issuable to the Carlyle Entities under the terms of the Merger Agreement or issuable pursuant to the conversion rights under the Certificate of Designations for the Series D Senior Convertible Participating Preferred Stock or the Certificate of Designations for the Series E Senior Cumulative Convertible Participating Preferred Stock;

          (b) seek representation on the Board of the Company (other than pursuant to the terms of Section 2 hereof or pursuant to the Certificate of Designations for the Series E Senior Cumulative Convertible Participating Preferred Stock);

                                       3.

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          (c)  make any public announcement or proposal whatsoever with respect to a merger or other business combination, sale or transfer of substantially all of the assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with the Company or any other transaction which would result in a change of control of the Company (other than the sale of securities or capital stock of the Company by the Carlyle Entities or their Affiliates), advise, assist, solicit or encourage any other persons to make any such statement or proposal;

          (d) make, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934, so amended (the "1934 Act")) to vote any Voting Securities, seek to advise, encourage or influence any person or entity with respect to the voting of any Voting Securities, initiate or propose any stockholder proposal or induce or attempt to induce any other person to initiate any stockholder proposal (other than any such action in furtherance of the election to the Board of the person designated by the Carlyle Entities pursuant to Section 2);

          (e) deposit any Voting Securities into a voting trust, unless the trustee of such voting trust agrees to be bound by the terms of this Agreement;

          (f) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any Voting Securities, other than a group consisting of the Carlyle Entities and their Affiliates or pursuant to the Voting Agreement, dated as of July 16, 2002;

          (g) make a public request to the Company (or its directors, officers, stockholders, employees or agents) to take any action in respect of the foregoing matters (other than any such action in furtherance of the election to the Board of the person designated by the Carlyle Entities pursuant to Section 2 hereof or pursuant to the Certificate of Designations for the Series E Senior Cumulative Convertible Participating Preferred Stock);

          (h) publicly disclose any intention, plan or arrangement inconsistent with the foregoing; or

          (i) request or propose that the Company or any Representative of the Company amend or waive any provision set forth in this Section 3.

     4. Restrictions on Transfers. Each Carlyle Entity agrees that it shall not, directly or indirectly, sell or transfer beneficial ownership of any Voting Securities (other than to the Company or any person or group approved by the Company, which approval shall not be unreasonably withheld or delayed) if, as a result of such sale or transfer, the transferee, together with its Affiliates, would beneficially own 15% percent or more of the Voting Securities; provided, however, that such sale or transfer shall not require the consent of the Company if: (i) such transferee agrees to hold all Voting Securities subject to the provisions of Sections 3 and 4 of this Agreement; (ii) such sale or transfer is made pursuant to a bona fide public offering registered under the Securities Act of 1933, as amended (the "1933 Act"), or one or more "block trades" or brokerage transactions pursuant to a registration statement filed pursuant to the 1933 Act; provided that, to the knowledge of the Carlyle Entities, no single transferee will, upon

                                       4.

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completion of such block trade or brokerage transaction, beneficially own more than 15% of the Company's Voting Securities; (iii) such sale or transfer is made pursuant to Rule 144 under the 1933 Act; or (iv) such sale or transfer is made in response to an offer to purchase or exchange any Voting Securities for cash or other consideration.

     5. Specific Performance. Each of the Carlyle Entities and the Company acknowledges that the other party would not have an adequate remedy at law for money damages if any of the covenants or agreements of the other party in this Agreement were not performed in accordance with its terms and therefore agrees that the other party shall be entitled to specific enforcement of such covenants or agreements and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     6. Termination. This Agreement shall terminate upon the occurrence of any of the following:

          (a) the written agreement of the Company and the Carlyle Entities to terminate this Agreement; or

          (b) at such time as the Carlyle Entities and their Affiliates collectively own less than 10% of the Voting Securities (assuming conversion of all outstanding shares of Series D Senior Convertible Participating Preferred Stock and Series E Senior Cumulative Convertible Participating Preferred Stock into the Company's Common Stock).

     7. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to the Company, to:

                              URS Corporation
                              100 California Street, Suite 500
                              San Francisco, CA 94111
                              Facsimile No. (415) 398-2621
                              Attention: Kent P. Ainsworth

                              with a copy to:

                              Cooley Godward LLP
                              One Maritime Plaza
                              San Francisco, California 94111
                              Telecopy No.: (415) 951-3699
                              Attention: Samuel M. Livermore, Esq.

                                       5.

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          (b)  if to the Carlyle Entities, to:

                              The Carlyle Group
                              1001 Pennsylvania Ave., N.W., Suite 200
                              Washington, D.C. 20004-2505
                              Facsimile No. (202) 347-9250
                              Attention: Joseph E. Lipscomb

                              with a copy to:

                              Latham & Watkins
                              555 Eleventh St., N.W.
                              Suite 1000
                              Washington, D.C. 20004-1304
                              Telecopy No.: (202) 637-2201
                              Attention: Daniel T. Lennon, Esq.

     8. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     9. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     10. Extension; Waiver. At any time the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties or
(b) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                       6.

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     11.  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     12. Entire Agreement. This Agreement (including the documents and instruments referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

     13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     14. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party; provided, that the Carlyle Entities may assign their rights hereunder to an Affiliate to whom such entities transfer shares of Voting Securities and, with respect to the rights provided by Sections 2(a) and 2(b), to any Affiliate as required to allow such Affiliate to comply with applicable venture capital operating company regulations; provided, that in each such case, the Affiliate agrees to be bound by the terms and conditions of this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     15. Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

     16. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     17. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                                       7.

     In Witness Whereof, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Company:                                URS Corporation


                                        By:  /s/ Kent P. Ainsworth
                                            ----------------------------------
                                        Name:  Kent P. Ainsworth
                                        Title: Executive Vice President, Chief
                                               Financial Officer and Secretary


           Signature Page - Management Rights and Standstill Agreement

Carlyle Entities                       Carlyle-EG&G, L.L.C.


                                       By:  /s/ Alan Holt
                                           ----------------------------------
                                       Name: Alan Holt
                                       Title: Chairman


                                       EG&G Technical Services HoldingS, L.L.C.


                                       By:  /s/ Joseph E. Lipscomb
                                           ----------------------------------
                                       Name: Joseph E. Lipscomb
                                       Title: Vice President


                                       TC Group, L.L.C.


                                       By:   TCG Holdings, L.L.C.,
                                             its Managing Member

                                       By: /s/ Joseph E. Lipscomb
                                           ----------------------------------
                                           Joseph E. Lipscomb, Managing Director


           Signature Page - Management Rights and Standstill Agreement